Exhibit 99.1

For Immediate Release – April 28, 2008

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Quarterly Earnings Per Share Increase 60%; Announces Quarterly Dividend

SIOUX FALLS, SD, April 28 – HF Financial Corp. (NASDAQ: HFFC), reported earnings for the fiscal third quarter ended March 31, 2008 of $1.6 million, or $0.40 in diluted earnings per share, versus $1.0 million, or $0.25 in diluted earnings per share, in the comparable period in 2007, a 60 percent increase in diluted earnings per share.

Net interest income for the quarter totaled $7.7 million, an increase of $1.3 million, or 20.2 percent over the same period last year.  Net interest margin expressed on a fully taxable equivalent basis for the quarter was 3.32 percent, compared to 2.87 percent in the third quarter last year.  A component of the interest margin increase included $88,000 in accelerated accretion earnings on investments called during the quarter by the issuing authority, which were originally purchased at a discounted price.

“A steeper yield curve, as a result of declining treasury rates, contributed to lower funding costs, resulting in improved net interest margin.  We are pleased with the expansion in net interest income as the yield curve assumed a more positive slope in the third quarter.  Our balance sheet was structured to benefit from the change in interest rates,” said Curt Hage, HF Financial’s Chairman, President and CEO.

The company has added to its investment portfolio, increasing to $216.0 million from $138.7 million since March 31, 2007.  A widening of spreads over the treasury market provided an opportunity to add AAA-rated Agency mortgage-backed securities, and an occasion to leverage capital from the discontinued origination and reduction of indirect auto portfolio balances.

“These are unusual times in the credit markets,” Hage said.  “During the quarter we saw an opportunity to build our investment portfolio, taking advantage of historically wide spreads and lower cost short- and intermediate-term funding.  This effort gives the company an opportunity to leverage its capital base without significant interest rate or market risk to our balance sheet.”

For the quarter, non-interest income increased $194,000, to $2.8 million, up 7.4 percent over the comparable period in fiscal year 2007.  A gain of $77,000 in non-interest income was attributable to the mandatory partial redemption of VISA Inc. class B common stock.  Non-interest expense grew $83,000, or 1.1 percent, over last year’s third quarter.  Net healthcare costs decreased $432,000 over the prior year quarter, and year-to-date these costs have decreased $595,000 from the prior year.

Home Federal’s provision for loan losses totaled $551,000 versus $34,000 for the third quarter last year.  Year-to-date provision of $1.2 million compares to $786,000 last year.  The ratio of nonperforming loans and leases to total loans and leases at the end of the third quarter was 0.50%, compared to 0.46% at the end of the third quarter in the prior year period.  Net loan charge offs totaled $405,000 for the quarter ended March 31, 2008 compared to $125,000 for the same period last year.  Net loan charge offs for the first nine months of the fiscal year totaled $1.5 million, compared to $665,000 for the first nine months of last fiscal year.

“During the quarter, we continued to employ our systematic approach to determining the allowance for loan and lease losses,” said Darrel Posegate, President of Home Federal Bank.  “Our model, which has served us well for a considerable time now, is built upon a loan risk rating system and a combination of historical and expected performance to estimate the inherent losses in our loan portfolio.  We continue to be comfortable with our allocations of reserves across loan types and believe our model reasonably reflects current economic conditions.”

The company used its stock buyback program again during the third quarter, repurchasing 23,092 shares at an average price of $16.24 per share.  Under the current program, the company is authorized to repurchase up to 300,049 additional shares of common stock through April 30, 2008.

The Board of Directors authorized a 10 percent stock buyback plan for the period May 1, 2008 to April 30, 2009.  This represents the 13th consecutive year of authorized buybacks for the company.

Nine Month Results

For the nine months ended March 31, 2008, the company reported earnings of $4.2 million, or $1.05 in diluted earnings per share, versus $4.2 million, or $1.05 in diluted earnings per share, for the comparable period in fiscal year 2007.  Fiscal year 2007 second quarter net income included a non-recurring after-tax gain on sale of branches of $1.7 million, or $0.42 diluted earnings per share.

Net interest income for the first nine months of the fiscal year totaled $21.4 million, an increase of $2.5 million, or 13.1 percent over the same period last year.

Net interest margin on a fully taxable equivalent basis for the nine months ended March 31, 2008, was 3.08 percent compared to 2.80 percent for the comparable period last year.  Lower interest rates and reduced expensing of unamortized debt issuance costs lessened interest expense by $421,000 on the company’s trust preferred securities for the nine months ended March 31, 2008, compared to the nine months ended March 31, 2007.

Non-interest income for the nine months ended March 31, 2008, totaled $8.6 million, down $1.8 million, or 17.3 percent, versus the comparable period last year, a result primarily attributable to the company’s branch sales in fiscal 2007.  In addition, loan servicing income, fees on deposits and net gain on sale of loans increased $341,000, $318,000 and $276,000, respectively.

Non-interest expense during the first nine months of fiscal 2008 increased $335,000, or 1.5 percent, over the comparable period last year.  Compensation and employee benefits increased $816,000, primarily due to performance-related variable pay programs.  Check and data processing expense increased $118,000, while marketing expense decreased $581,000.

Balance Sheet Performance

Total loans and leases receivable at March 31, 2008 totaled $759.6 million, a decrease of $7.8 million from the balance at June 30, 2007.  As previously announced, the company made a decision to cease origination of indirect automobile loans.  During the nine-month period, consumer indirect loans decreased $30.3 million to $52.8 million, while other lines of business produced an increase of $22.4 million in loan and lease receivables from June 30, 2007.

Total nonperforming assets increased $195,000, or 4.7 percent, at March 31, 2008 compared to the same period last year.  The increase in nonperforming assets was primarily attributable to an increase of $340,000 in accruing loans and leases delinquent more than 90 days to $1.9 million at March 31, 2008 from $1.5 million at March 31, 2007, offset by a decrease in non-accruing loans and leases of $17,000, from $2.0 million at March 31, 2007 to $2.0 million at March 31, 2008 and a decrease of $128,000 in foreclosed assets.

Deposits at March 31, 2008 totaled $744.2 million, a decrease of $71.6 million, or 8.8 percent from the balance at June 30, 2007.  During the nine-month period, out-of-market certificates of deposit decreased from $71.5 million to $11.0 million, money market accounts decreased from $212.5 million to $173.0 million and savings accounts decreased from $66.2 million to $60.9 million, offset by an increase in in-market certificates of deposit from $291.9 million to $327.3 million.  The decrease in out-of-market certificates of deposit is attributed to a decision to pursue other sources of lower cost wholesale funds in the period.  Public fund deposits decreased $31.9 million during the first nine months of fiscal 2008 due to seasonal fluctuations typical for these accounts, primarily affecting the certificate of deposit and checking account balances, with smaller decreases in the savings and money market accounts.

Quarterly Dividend Declared

The company announced it will pay a quarterly cash dividend of 10.75 cents per share for the third quarter of the 2008 fiscal year.  The dividend will be paid on May 15, 2008 to stockholders of record on May 8, 2008.

Third Quarter Fiscal 2008 Conference Call and Webcast

The company plans to begin hosting regular quarterly conference calls and webcasts to discuss its quarterly financial and operational results.  The first such conference call and webcast is scheduled for Tuesday, April 29, 2008 at 9:00 am CT (10:00 am ET) at which the company will discuss its third quarter fiscal 2008 earnings results.

Curtis L. Hage, Chairman of the Board, President and Chief Executive Officer, and Darrel L. Posegate, Executive Vice President, Chief Financial Officer and Treasurer, will recap the company’s third quarter.

When:  Tuesday, April 29, 2008

Conference call:  9:00 am CT / 10:00 am ET

Dial-in Number:  1-800-762-8795

Call ID:  HF Financial Third Quarter Fiscal 2008 Earnings Conference Call

Webcast:  To listen to a live Webcast of the presentations, go to the Investor Relations page of the HF Financial website site, www.homefederal.com, and then the Webcast icon.  The Webcast replay will be available from 12 pm CT, Tuesday, April 29, 2008, until 6:00 pm CT, Tuesday, May 6, 2008.  Listening to the Webcast requires speakers and Windows Media Player.  If you do not have Media Player, download the free software at www.windowsmedia.com.

Replay:  If you do not have Internet access and want to listen to an audio replay, call 1-800-406-7325 using Access Code 3871343.  The audio replay will be available beginning at 12 pm CT on Tuesday, April 29, 2008, through 11:59 pm CT on Tuesday, May 27, 2008.

About HF Financial

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Insurors, Inc. and HF Financial Group, Inc.  As of March 31, 2008, the company had total assets of $1.1 billion and stockholders’ equity of $65.5 million.  The company is the largest publicly traded savings association headquartered in South Dakota, with 33 offices in 19 communities, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•      Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•      Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•      Forecasts of future economic performance.

•      Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term rate environments); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the company’s loan and lease portfolios; the ability or inability of the company to manage interest rate and other risks; unexpected or continuing claims against the company’s self-insured health plan; the company’s use of trust preferred securities; the ability or inability of the company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

HF Financial Corp.
Selected Consolidated Operating Highlights
(Dollars in Thousands, Except per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Interest, dividend and loan fee income:
Loans and leases receivable	$13,188	$13,435	$41,187	$40,403
Investment securities and interest-earning deposits	2,354	1,925	6,425	5,698
	15,542	15,360	47,612	46,101
Interest expense:
Deposits	5,693	7,268	20,104	21,168
Advances from Federal Home Loan Bank and other borrowings	2,154	1,689	6,149	6,052
	7,847	8,957	26,253	27,220
Net interest income	7,695	6,403	21,359	18,881
Provision for losses on loans and leases	551	34	1,171	786
Net interest income after provision for losses on loans and leases	7,144	6,369	20,188	18,095

Noninterest income:
Gain on sale of branches, net	—	—	—	2,763
Fees on deposits	1,290	1,232	4,058	3,740
Loan servicing income	589	525	1,636	1,295
Gain on sale of loans, net	257	223	955	679
Trust income	229	238	727	684
Other	442	395	1,212	1,218
	2,807	2,613	8,588	10,379
Noninterest expense:
Compensation and employee benefits	4,987	4,768	14,218	13,402
Occupancy and equipment	941	962	2,859	2,858
Other	1,626	1,741	5,329	5,811
	7,554	7,471	22,406	22,071

Income before income taxes	2,397	1,511	6,370	6,403
Income tax expense	774	477	2,149	2,161
Net income	$1,623	$1,034	$4,221	$4,242

Earnings per share:
Basic	$0.41	$0.26	$1.06	$1.07
Diluted	0.40	0.25	1.05	1.05

Weighted average shares:
Basic	3,960,315	3,982,096	3,976,414	3,970,119
Diluted	4,014,770	4,065,310	4,035,416	4,048,119

Outstanding shares: (end of period)	3,952,432	3,987,796	3,952,432	3,987,796

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands, Except per Share Data)
(Unaudited)

	03/31/2008	06/30/2007	03/31/2007

Balance Sheet Data
Total assets	$1,067,889	$1,001,454	$996,124
Cash and cash equivalents	18,781	22,476	30,465
Securities available for sale	215,993	142,223	138,675
Loans and leases receivable, net	754,054	761,599	750,246
Loans held for sale	9,927	8,776	9,210
In-Market Deposits	733,170	744,348	699,287
Out-of-Market Deposits	11,049	71,516	87,827
Advances from Federal Home Loan Bank and other borrowings	200,255	68,600	90,500
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	65,532	62,270	61,763

Equity to total assets (end of period)	6.14%	6.22%	6.20%
Book value per share (1)	$16.58	$15.52	$15.49

Tier I (core) capital (2)	8.04%	8.31%	8.27%
Risk-based capital (2)	11.02%	11.05%	10.94%

Number of full-service offices	33	33	33

Asset Quality
Nonaccruing loans and leases	$2,006	$2,190	$2,023
Accruing loans and leases delinquent more than 90 days	1,857	1,308	1,517
Foreclosed assets	442	508	570
Total nonperforming assets	$4,305	$4,006	$4,110

FAS Statement No. 5 Allowance for loan and lease losses	$5,350	$5,487	$5,778
FAS Statement No. 114 Impaired loan valuation allowance	220	385	—
Total allowance for loans and lease losses	$5,570	$5,872	$5,778

Ratio of nonperforming assets to total assets (end of period)	0.40%	0.40%	0.41%
Ratio of nonperforming loan and leases to total loans and leases (end of period) (3) (4)	0.50%	0.45%	0.46%
Ratio of allowance for loan and lease losses to total loans and leases (end of period) (4)	0.72%	0.76%	0.76%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (3)	144.19%	167.87%	163.22%

(1)   Equity divided by number of shares of outstanding common stock.

(2)   Capital ratios for Home Federal Bank.

(3)   Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

(4)   Total loans and leases include loans held for sale.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands, Except per Share Data)
(Unaudited)

Loan and Lease Portfolio Composition

	At March 31, 2008		At June 30, 2007
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

One-to four-family (1)	$102,274	13.46%	$116,544	15.18%
Commercial business and real estate (2) (3)	300,728	39.59%	275,646	35.92%
Multi-family real estate	42,057	5.54%	34,047	4.44%
Equipment finance leases	20,914	2.75%	22,307	2.91%
Consumer Direct (4)	101,001	13.30%	104,647	13.63%
Consumer Indirect (5)	52,832	6.96%	83,094	10.83%
Agricultural	133,944	17.63%	116,710	15.21%
Construction and development	5,874	0.77%	14,476	1.88%
Total Loans and Leases Receivable (6)	$759,624	100.00%	$767,471	100.00%

(1) Excludes $7,060 and $8,290 loans held for sale at March 31, 2008 and June 30, 2007, respectively.

(2) Includes $3,109 and $3,297 tax exempt leases at March 31, 2008 and June 30, 2007, respectively.

(3) Excludes $223 commercial loans held for sale at March 31, 2008 and June 30, 2007.

(4) Excludes $2,644 and $263 student loans held for sale at March 31, 2008 and June 30, 2007, respectively.

(5) The Company announced Consumer Indirect originations ceased during the first quarter of Fiscal 2008.

(6) Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At March 31, 2008		At June 30, 2007
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

Noninterest bearing checking accounts	$83,316	11.20%	$86,679	10.62%
Interest bearing checking accounts	88,655	11.91%	87,030	10.67%
Money market accounts	172,970	23.24%	212,546	26.05%
Savings accounts	60,930	8.19%	66,235	8.12%
In-Market Certificates of deposit	327,299	43.98%	291,858	35.77%
Out-of-Market Certificates of deposit	11,049	1.48%	71,516	8.77%
Total Deposits	$744,219	100.00%	$815,864	100.00%

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Nine Months Ended
	03/31/2008	03/31/2007	03/31/2008	03/31/2007
Balance, beginning	$5,424	$5,869	$5,872	$5,657
Provision charged to income	551	34	1,171	786
Charge-offs	(485)	(218)	(1,700)	(919)
Recoveries	80	93	227	254
Balance, ending	$5,570	$5,778	$5,570	$5,778

Average Balances, Interest Yields and Rates

	Nine Months Ended
	03/31/2008		03/31/2007
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$772,732	7.09%	$755,079	7.13%
Investment securities (2) (3)	167,980	5.09%	161,624	4.70%
Total interest-earning assets	940,712	6.74%	916,703	6.70%
Noninterest-earning assets	70,653		68,177
Total assets	$1,011,365		$984,880

Interest-bearing liabilities:
Deposits:
Checking and money market	$271,388	3.02%	$281,144	3.77%
Savings	52,195	2.40%	43,302	2.50%
Certificates of deposit	359,620	4.82%	361,828	4.57%
Total interest-bearing deposits	683,203	3.92%	686,274	4.11%
FHLB advances and other borrowings	129,295	4.59%	110,696	4.74%
Subordinated debentures payable to trusts (4)	27,837	8.09%	27,837	10.12%

Total interest-bearing liabilities	840,335	4.16%	824,807	4.40%
Noninterest-bearing deposits	79,544		77,069
Other liabilities	27,650		23,998
Total liabilities	947,529		925,874
Equity	63,836		59,006
Total liabilities and equity	$1,011,365		$984,880

Net interest spread (5)		2.58%		2.30%
Net interest margin (5) (6)		3.02%		2.74%
Net interest margin, TE (7)		3.08%		2.80%
Return on average assets (8)		0.56%		0.57%
Return on average equity (9)		8.80%		9.59%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)  Includes $125 and $290 expense in July 2007 and December 2006, respectively, for unamortized debt issuance costs.

(5)  Percentages for the nine months ended March 31, 2008 and March 31, 2007 have been annualized.

(6)  Net interest margin is net interest income divided by average interest-earning assets.

(7)  Net interest margin expressed on a fully taxable equivalent basis.

(8)  Ratio of net income to average total assets.

(9)  Ratio of net income to average equity.